EXHIBIT (H)(10)

                    FORM OF LICENSE AGREEMENT WITH DOW JONES

                               LICENSE AGREEMENT

     This License Agreement, dated as of March __, 2001 (the "Commencement Date"), is made by and between Dow Jones & Company, Inc. ("Dow Jones"), having an office at 200 Liberty Street, New York, New York 10281, and North Track Funds, Inc. (the "Licensee"), having an office at 215 N. Main Street, West Bend, Wisconsin, 53095.

     WHEREAS, Dow Jones compiles, calculates and maintains the Dow Jones US Healthcare Sector Index, Dow Jones US Healthcare 100 Index, Dow Jones US Financial Sector Index, Dow Jones US Financial 100 Index and the Dow Jones Global Titans Index (collectively, the "Indexes"), and Dow Jones owns rights in and to the Indexes, the proprietary data contained therein, and the Dow Jones Marks (defined below) (such rights, including without limitation, copyright, trademark or proprietary rights and trade secrets, being hereinafter collectively referred to as the "Intellectual Property"); and

     WHEREAS, Dow Jones uses in commerce and has trade name, trademark and/or service mark rights to the designations, "Dow Jones", "Dow Jones US Financial Sector Index", "Dow Jones Global Titans Index", "Global Titans" and "Dow Jones US Healthcare Sector Index" (such rights being hereinafter individually and collectively referred to as the "Dow Jones Marks"); and

     WHEREAS, the Licensee wishes to use the Indexes and the related Dow Jones Marks, pursuant to the terms and conditions hereinafter set forth, in connection with (i) the issuance, marketing and promotion of the Products (as defined in Section 1(b)) and (ii) making disclosure about such Products under applicable laws, rules and regulations in order to indicate that the Products are based on the Indexes and that Dow Jones is the source of the Indexes.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, it is agreed as follows:

     1.   Grant of License.

          (a) Subject to the terms and conditions of this Agreement, Dow Jones hereby grants to the Licensee a non-transferable (except to subsidiaries pursuant to Section 12(a)) non-exclusive license (i) to use the Indexes solely in connection with the issuance or trading, as the case may be, of the Products to be issued or traded, as the case may be, by the Licensee, and (ii) to use and refer to the Dow Jones Marks in connection with the marketing and promotion of the Products in order to indicate that the Products are based on the Indexes and that Dow Jones is the source of the Indexes, and as may otherwise be required by applicable laws, rules or regulations or under this Agreement.

          (b) As used in this Agreement, "Products" means the products described on Schedule A hereto that are issued by the Licensee, and are based upon an Index (but not any part of such Index other than the whole Index, and not any subset of the components of such Index) and, except as otherwise provided in Schedule A, correlated to the underlying securities comprising such Index. Any changes to the terms of the Products (as those terms are described on Schedule A) will be subject to Dow Jones' prior written consent.

          (c) Nothing contained in this Agreement shall restrict Dow Jones from licensing any one or more Dow Jones indexes (including the Indexes) or any of the Dow Jones Marks, to any other person or entity at any time.

          (d) The Licensee acknowledges that the Indexes and the Dow Jones Marks are the exclusive property of Dow Jones and that Dow Jones has and retains all Intellectual Property and other proprietary rights therein. Except as otherwise specifically provided herein, Dow Jones reserves all rights to the Indexes and the Dow Jones Marks, and this Agreement shall not be construed to transfer to the Licensee any ownership right to, or equity interest in, any of the Indexes or the Dow Jones Marks, or in any Intellectual Property or other proprietary rights pertaining thereto.

          (e) The Licensee acknowledges that the Indexes and their compilation and composition, and any changes therein, are and will be in the complete control and sole discretion of Dow Jones.

     2.   Term.

     The term of this Agreement shall commence as of the date hereof and shall remain in full force and effect until the fifth anniversary of the Commencement Date, unless this Agreement is terminated earlier as provided herein (such term being referred to as the "Initial Term"). Upon expiration of the Initial Term (other than by reason of termination of this Agreement as provided herein), this Agreement may be renewed at the election of the Licensee, by delivery of written notice to Dow Jones to that effect at least 120 days prior to expiration of the Initial Term, for an additional term of three (3) years (the "Renewal Term"). Notwithstanding the foregoing, (i) in no event shall the Licensee have the right to renew the term hereunder without Dow Jones' prior written consent if, at the time of expiration of the Initial Term (x) the Licensee is in material breach of this Agreement or (y) the aggregate average assets invested in the Products in respect of the twelve-month period ending on the last day of the Initial Term is less than $100,000,000. (The Initial Term and the Renewal Term, if any, are referred to herein, collectively, as the "Term.")

     3.   License Fees.

          (a) As consideration for the license granted herein, the Licensee shall pay to Dow Jones the one-time customization set-up fee and the license fees (collectively, the "License Fees") as set forth on Schedule B hereto.

          (b) If independently audited financial statements for the Products are prepared, the Licensee shall provide Dow Jones with such audited financial statements promptly after receipt thereof by the Licensee. Dow Jones may use such audited financial statements to confirm the accuracy of any one or more calculations of License Fees. Dow Jones shall not bear the cost of any such audit. In addition, Dow Jones shall have the right to audit on a confidential basis the relevant books and records of the Licensee to confirm the accuracy of any one or more calculations of Licensee Fees. Dow Jones shall bear its own costs of any such audit unless it is determined that Dow Jones has been underpaid by 5% or more with respect to the payments being audited, in which case Dow Jones' costs of such audit shall be paid by the Licensee. Under no circumstances shall Dow Jones have access to any assets held for any Product, other than the relevant books and records of Licensee with respect to such Product and its assets.

     4.   Termination.

          (a) If there is a material breach of this Agreement by either party (such party, the "breaching party," and, the other party, the "non-breaching party"), or if either party (such party, the "harmed party") believes in good faith that material damage or harm is occurring to its reputation or good will by reason of its continued performance hereunder (other than pursuant to Section 4(d)), then the non-breaching party or the harmed party, as the case may be, may terminate this Agreement, effective thirty (30) days after written notice thereof to the other party (with reasonable specificity as to the nature of the breach or the condition causing such damage or harm, as the case may be, and including a statement as to such party's intent to terminate), unless the other party shall correct such breach or the condition causing such damage or harm, as the case may be, within such 30-day period (or such longer period as reasonably may be required to cure such breach with the exercise of reasonable diligence).

          (b) The Licensee may terminate this Agreement upon ninety (90) days' prior written notice to Dow Jones (or such lesser period of time as may be necessary pursuant to law, rule, regulation or court order) if (i) any legislation or regulation is finally adopted or any government interpretation is issued that prevents the Licensee from issuing, marketing or promoting the Products; (ii) any material litigation or regulatory proceeding regarding the Products is commenced; (iii) the Licensee elects to terminate the public offering or other distribution of the Products; or (iv) any of the events set forth in Section 4(c)(i) or (iii) occurs.

          (c)   Dow Jones may terminate this Agreement upon one hundred twenty
(120) days' prior written notice to the Licensee if (i) any legislation or regulation is finally adopted or any government interpretation is issued that in Dow Jones' reasonable judgment materially impairs Dow Jones' ability to license and provide any of the Indexes or the Dow Jones Marks under this Agreement; (ii) any litigation or proceeding is commenced which relates, directly or indirectly, to Dow Jones' licensing and providing any of the Indexes or the Dow Jones Marks under this Agreement, or any such litigation proceeding is threatened and Dow Jones reasonably believes that such litigation or proceeding would be reasonably likely to have a material and adverse effect on any of the Indexes or the Dow Jones Marks or on Dow Jones' ability to perform under this Agreement; (iii) Dow Jones elects (other than pursuant to Section 4(d)) to cease compiling, calculating and publishing values of any of the Indexes; or (iv) any of the events set forth in Section 4(b)(i) through (iii) occurs. If any of the events described in this Section 4(c) affect or relate to less than all of the Indexes, then Dow Jones' right to terminate this Agreement shall be limited to terminate the Agreement as it relates to the affected Index(es).

          (d) Notwithstanding anything to the contrary herein, Dow Jones shall have the right, in its sole discretion, to cease compiling, calculating and publishing values of any of the Indexes at any time that Dow Jones determines that such Index no longer meets or will not be capable of meeting the criteria established by Dow Jones for maintaining such Index, and thereupon to terminate this Agreement (but Dow Jones will use all reasonable efforts to provide the Licensee with as much prior notice as is reasonably practicable under the circumstances).

          (e) Dow Jones may terminate this Agreement, upon written notice to the Licensee, if any securities exchange (i) ceases to provide data to Dow Jones necessary for providing any of the Indexes, (ii) terminates Dow Jones' right to receive data in the form of a "feed" from such securities exchange, (iii) materially restricts Dow Jones' right to redistribute data received from such securities exchange, or (iv) institutes charges (other than nominal charges or charges which Dow Jones deems to be reasonable to be incurred in connection with providing the Indexes) for the provision of data to Dow Jones or the redistribution of data by Dow Jones. If any of the events described in this Sectin 4(e) affect or relate to less than all of the Indexes, then Dow Jones' right to terminate this Agreement shall be limited to terminating the Agreement only as it relates to the affected Index(es). Dow Jones shall provide Licensee with as much advance notice of any such termination as reasonably practicable.

          (f) Dow Jones may terminate this Agreement upon written notice to the Licensee if Products have not been issued within 180 days after the date hereof.

     5.   Dow Jones Obligations.

          (a) Dow Jones is not, and shall not be, obligated to engage in any way or to any extent in any marketing or promotional activities in connection with the Products or in making any representation or statement to investors or prospective investors in connection with the marketing or promotion of the Products by the Licensee.

          (b) Dow Jones agrees to provide reasonable support for the Licensee's development and educational efforts with respect to the Products as follows:

                (i) Dow Jones shall use commercially reasonable efforts to respond in a timely fashion to any reasonable requests by the Licensee for information regarding the Indexes;

                (ii) Dow Jones or its agent shall use commercially reasonable efforts to, or Dow Jones shall use commercially reasonable efforts to arrange for a third party vendor to, calculate and disseminate the value of the Indexes at least once each day that the New York Stock Exchange is open for trading, in accordance with Dow Jones' current procedures, which procedures may be modified by Dow Jones; and

                (iii) Dow Jones shall use commercially reasonable efforts to promptly correct, or instruct its agent to correct, any mathematical errors made in Dow Jones' computations of the Indexes which are brought to Dow Jones' attention by the Licensee or of which Dow Jones otherwise becomes aware; provided, that nothing in this Section 5 shall give the Licensee the right to exercise any judgment or require any changes with respect to Dow Jones' method of composing, calculating or determining the Indexes; and, provided, further, that nothing herein shall be deemed to modify the provisions of Section 9 of this Agreement.

          (c) Dow Jones shall use reasonable efforts to safeguard the confidentiality of all impending changes in the components or method of computation of the Indexes until such changes are publicly disseminated, and shall require the same of any agent with whom it has contracted for computation thereof. Dow Jones shall implement reasonable procedures so that only those persons at Dow Jones directly responsible for changes in the composition or method of computation of the Indexes shall be granted access to information respecting impending changes. Dow Jones shall notify Licensee by e-mail or telecopy of any change or impending change in the components or method of computation of any of the Indexes as soon as reasonably practicable after Dow Jones' issuance of a press release or other public announcement of such change or impending change.

          (d) Dow Jones will provide data related to each of the Indexes as set forth on Exhibit II (the "Index Data"). Licensee agrees that it shall use such Index Data for internal purposes only, and Licensee shall not reproduce or further transmit or distribute the Index Data for commercial purposes in any type of format or by any means, including but not limited to the Internet, Intranet or other type of network; provided, however, that Licensee may publish such portions of the Index Data as may be required by applicable law. For the avoidance of doubt, except as otherwise expressly provided herein, Licensee expressly acknowledges and agrees that Dow Jones has no obligation to publish or distribute publicly all or any portion of the Index Data.

     6. Trademark Filings; Recognition of Intellectual Property Rights; Protection of Intellectual Property; Quality Control.

          (a) Dow Jones shall apply only for such trademark and trade name registrations for the Dow Jones Marks only in such jurisdictions, if any, where Dow Jones, in its sole discretion, considers such filings appropriate. The Licensee shall reasonably cooperate with Dow Jones in the maintenance of such rights and registrations and shall do such acts and execute such instruments as are reasonably necessary or appropriate for such purpose. The Licensee shall use the following notice when referring to any of the Indexes or the Dow Jones Marks in any informational materials to be used in connection with the Products (including all prospectuses, registration statements, advertisements, brochures and promotional and any other similar informational materials, including documents required to be filed with governmental or regulatory agencies) that in any way use or refer to Dow Jones, any of the Indexes or the Dow Jones Marks (collectively, the "Informational Materials"):

               "Dow Jones," "Dow Jones US Healthcare Sector IndexSM", "Dow Jones US Financial Sector Index" and "Dow Jones Global Titans Index" are service marks of Dow Jones & Company, Inc. and have been licensed for use for certain purposes by [INSERT Name of Licensee]. [INSERT Name of Licensee]'s [INSERT Name of Product(s)] based on the [insert relevant index] are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in such product(s).

or such similar language as may be approved in advance in writing by Dow Jones.

          (b) The Licensee agrees that the Dow Jones Marks and all Intellectual Property and other rights, registrations and entitlement thereto, together with all applications, registrations and filings with respect to any of the Dow Jones Marks and any renewals and extensions of any such applications, registration and filings, are and shall remain the sole and exclusive property of Dow Jones. The Licensee acknowledges that each of the Dow Jones Marks is part of the business and goodwill of Dow Jones and agrees that it shall not, during the Term or thereafter, contest the fact that the Licensee's rights in the Dow Jones Marks under this Agreement (i) are limited solely to the use of the Dow Jones Marks in connection with the issuance, marketing, and/or promotion of the Products and disclosure about the Products under applicable law as provided in Section 1(a), and (ii) shall cease upon termination or expiration of this Agreement, except as otherwise expressly provided herein. Upon termination or expiration of this Agreement, the Licensee shall have no right to use any Dow Jones Marks and shall inform any recipients of Informational Materials that in any way use or refer to any Dow Jones Marks that this Agreement has been terminated or has expired and that Dow Jones no longer provides the Indexes to the Licensee. The Licensee recognizes the great value of the reputation and goodwill associated with the Dow Jones Marks and acknowledges that such goodwill associated with the Dow Jones Marks belongs exclusively to Dow Jones, and that Dow Jones is the owner of all right, title and interest in and to the Dow Jones Marks in connection with the Products. The Licensee further acknowledges that all rights in any translations, derivations or modifications in the Dow Jones Marks which may be created by or for the Licensee shall be and shall remain the exclusive property of Dow Jones and said property shall be and shall remain a part of the Intellectual Property subject to the provisions and conditions of this Agreement. The Licensee shall never, either directly or indirectly, contest Dow Jones' exclusive ownership of any of the Intellectual Property. The Licensee shall not, except with Dow Jones' prior written consent, use any Dow Jones Mark, or the designations "Dow Jones" or any other Dow Jones mark, in conjunction with the Licensee's own trademark(s) resulting in a composite mark and, if the Licensee obtains Dow Jones' consent therefor, then such resulting composite mark shall be part of the intellectual property of Dow Jones and included in the Dow Jones Marks as defined herein, and Dow Jones shall be permitted to register such usage in all jurisdictions, if any, as Dow Jones deems to be reasonably necessary or prudent, without opposition from the Licensee. The Licensee agrees to cooperate with Dow Jones in the maintenance of such rights and registrations and shall do such acts and execute such instruments as are reasonably necessary or appropriate for such purpose.

          (c) In the event that the Licensee learns of any infringement or imitation of the any of Indexes and/or any Dow Jones Mark, or of any use by any person of a trademark similar to any of the Dow Jones Marks, it shall promptly notify Dow Jones. Dow Jones shall take such action, if any, as it deems advisable for the protection of rights in and to the Indexes and the Dow Jones Marks and, if requested to do so by Dow Jones, the Licensee shall cooperate with Dow Jones in all respects, at Dow Jones' expense, including, without limitation, by being a plaintiff or co-plaintiff and, upon Dow Jones' reasonable request, by causing its officers to execute appropriate pleadings and other necessary documents. In no event, however, shall Dow Jones be required to take any action it deems inadvisable. The Licensee shall have no right to take any action which would materially affect any of the Indexes and/or any of the Dow Jones Marks without Dow Jones' prior written approval.

          (d) The Licensee shall use all reasonable efforts to protect the goodwill and reputation of Dow Jones, the Indexes and the Dow Jones Marks in connection with its use of the Indexes and any of the Dow Jones Marks under this Agreement. The Licensee shall submit to Dow Jones, for Dow Jones' review and approval, and the Licensee shall not use until receiving Dow Jones' approval thereof in writing, all Informational Materials that in any way use or refer to Dow Jones, any of the Indexes or the Dow Jones Marks. Dow Jones' approval shall be required with respect to the use of and description of Dow Jones, any of the Indexes or the Dow Jones Marks. Dow Jones shall notify the Licensee of its approval or disapproval of any Informational Materials within 72 hours (excluding any day which is a Saturday or Sunday or a day on which The New York Stock Exchange is closed) following receipt thereof from the Licensee. Once Informational Materials have been approved by Dow Jones, subsequent Informational Materials which do not alter the use or description of Dow Jones, such Indexes or Dow Jones Marks, as the case may be, need not be submitted for review and approval by Dow Jones.

          (e)(i) The Licensee shall not use, nor permit the use of, the Dow Jones Marks in any Informational Material as part of a composite mark with any of its own marks, the marks of any of its affiliates or the marks of any third party (collectively, the "Non-Dow Jones Marks"), and (ii) the Dow Jones Marks and the Non-Dow Jones Marks, to the extent they appear in any Informational Material, shall appear separately and shall be clearly identified with regard to ownership. Whenever the Dow Jones Marks are used in any Informational Material in connection with any of the Products, the name of the Licensee shall appear in close proximity to the Dow Jones Marks so that the identity of the Licensee, and its status as an authorized licensee of such Dow Jones Marks, is clear and obvious.

          (f)   Intentionally deleted.

          (g) If at any time Dow Jones is of the opinion that the Licensee is not properly using the Intellectual Property in connection with the Products or Informational Materials, or that the standard of quality of any of the Products or Informational Materials does not conform to reasonable standards, Dow Jones shall give notice to the Licensee to that effect. Upon receipt of such notice, the Licensee shall forthwith correct the defects therein, or shall forthwith cease the issuance, marketing, promotion and sale or use of the non-conforming Products or Informational Materials.

          (h) The parties acknowledge and agree that Licensee has requested the right to use the "Global Titans" mark, and Dow Jones is willing to grant a license to such mark as set forth in Section 1(a), subject to the terms and conditions of this Agreement and the following additional conditions: (i) whenever Licensee uses the "Global Titans" mark, Licensee shall use a house mark (i.e., a trademark or service mark that is proprietary to Licensee) immediately preceding the "Global Titans" mark. For example, Licensee may use the "Global Titans" mark in the Product name "North Track Global Titans Fund", but not "Global Titans Fund"; and (ii) notwithstanding anything to the contrary in this Agreement, Dow Jones makes no representations or warranties whatsoever (whether statutory, express or implied) with respect to the "Global Titans" mark, including without limitation, the adequacy of Dow Jones's right, title and interest thereto, and (iii) Dow Jones shall have no liability to the Licensee or any third party with respect to the Licensee's use of the "Global Titans" mark.

     7.   Proprietary Rights.

          (a) The Licensee acknowledges that the Indexes are selected, compiled, coordinated, arranged and prepared by Dow Jones through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by Dow Jones. The Licensee also acknowledges that the Indexes and the Dow Jones Marks are valuable assets of Dow Jones and agrees that it will take reasonable measures to prevent any unauthorized use of the information provided to it concerning the selection, compilation, coordination, arrangement and preparation of the Indexes.

          (b) Each party shall treat as confidential and shall not disclose or transmit to any third party (i) any documentation or other materials that are marked as "Confidential" by the providing party and (ii) the terms of this Agreement (collectively, "Confidential Information"). Confidential Information shall not include (A) any information that is available to the public or to the receiving party hereunder from sources other than the providing party (provided that such source is not subject to a confidentiality agreement with regard to such information) or (B) any information that is independently developed by the receiving party without use of or reference to information from the providing party.

          (c) Notwithstanding the foregoing, either party may reveal Confidential Information to any regulatory agency or court of competent jurisdiction if such information to be disclosed is (i) approved in writing by the providing party for disclosure or (ii) required by law, regulatory agency or court order to be disclosed by the receiving party, provided, if permitted by law, that prior written notice of such required disclosure is given to the providing party and provided further that the receiving party shall cooperate with the providing party to limit the extent of such disclosure. The provisions of Sections 7(b) and (c) shall survive termination or expiration of this Agreement for a period of five (5) years from disclosure by either party to the other of the last item of such Confidential Information.

     8.   Warranties; Disclaimers.

          (a) Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms, and that its execution and delivery of this Agreement and its performance hereunder will not violate any agreement applicable to it or violate any applicable law or regulation. The Licensee represents and warrants to Dow Jones that the issuance, marketing, promotion, sale and resale of the Products by the Licensee will not violate any agreement applicable to the Licensee or violate any applicable laws, rules or regulations, including without limitation, securities, commodities, and banking laws.

          (b) The Licensee represents, warrants and covenants to Dow Jones that the Products shall at all times comply with the descriptions set forth on Schedule A.

          (c) The Licensee shall include the statement contained in Exhibit I hereto in any filing with a governmental agency, each prospectus and registration statement, and in any contracts relating to the Products (and upon request shall furnish copies thereof to Dow Jones), and the Licensee expressly agrees to be bound by the terms of the statement contained in Exhibit I hereto (which terms are expressly incorporated herein by reference and made a part hereof). Any changes in the statement contained in Exhibit I hereto must be approved in advance in writing by an authorized officer of Dow Jones.

          (d) Notwithstanding any provision of this Agreement, and without limiting the disclaimers set forth in this Agreement (including in Exhibit I hereto), in no event shall the cumulative liability of Dow Jones to the Licensee and its affiliates under or relating to this Agreement at any time exceed the aggregate amount of License Fees received by Dow Jones pursuant to this Agreement prior to such time.

     9.   Indemnification.

          (a) The Licensee shall indemnify and hold harmless Dow Jones and its affiliates, and their respective officers, directors, members, employees and agents, against any and all judgments, damages (excluding consequential damages), liabilities, costs and expenses of any kind (including reasonable attorneys' and experts' fees) (collectively, "Losses") as a result of any claim, action or proceeding that arises out of or relates to (i) this Agreement (except to the extent such Losses arise out of or relate to a breach by Dow Jones of its representations and warranties under this Agreement) or (ii) the Products, provided, however, that Dow Jones must promptly notify the Licensee in writing of any such claim, action or proceeding (but the failure to do so shall not relieve the Licensee of any liability hereunder except to the extent the Licensee has been materially prejudiced therefrom). The Licensee may elect, by written notice to Dow Jones within ten (10) days after receiving notice of such claim, action or proceeding from Dow Jones, to assume the defense thereof with counsel reasonably acceptable to Dow Jones. If the Licensee does not so elect to assume such defense or disputes its indemnity obligation with respect to such claim, action or proceeding, or if Dow Jones reasonably believes that there are conflicts of interest between Dow Jones and the Licensee or that additional defenses are available to Dow Jones with respect to such defense, then Dow Jones shall retain its own counsel to defend such claim, action or proceeding, at the Licensee's expense. The Licensee shall periodically reimburse Dow Jones for its expenses incurred under this Section 9. Dow Jones shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder and with respect to which the Licensee has elected to assume the defense; provided, however, that Dow Jones shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action or proceeding without the written consent of the Licensee unless Dow Jones waives its right to indemnity hereunder. The Licensee, in the defense of any such claim, action or proceeding, except with the written consent of Dow Jones, shall not consent to entry of any judgment or enter into any settlement which (i) does not include, as an unconditional term, the grant by the claimant to Dow Jones of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of Dow Jones.

          (b) Dow Jones shall indemnify and hold harmless Licensee, and its affiliates, and their respective officers, directors, members, employees and agents, against any and all Losses as a result of any claim, action or proceeding by a third party to the effect that the Licensee's use of the Dow Jones Marks in accordance with the terms and conditions of this Agreement infringes such third party's copyright, trademark or trade secret rights; provided, however, that Licensee must promptly notify Dow Jones in writing of any such claim, action or proceeding (but the failure to do so shall not relieve Dow Jones of any liability hereunder except to the extent Dow Jones has been materially prejudiced therefrom) and Dow Jones shall have sole control of the defense and/or settlement of any such claim.

          (c) The indemnification provisions set forth herein are solely for the benefit of Dow Jones and are not intended to, and do not, create any rights or causes of actions on behalf of any third party.

     10.  Suspension of Performance.

     Notwithstanding anything herein to the contrary, neither Dow Jones nor the Licensee shall bear responsibility or liability for any Losses arising out of any delay in or interruptions of performance of their respective obligations under this Agreement due to any act of God, act of governmental authority, or act of public enemy, or due to war, the outbreak or escalation of hostilities, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, other work stoppage, or slow-down), severe or adverse weather conditions, power failure, communications line or other technological failure, or other similar cause beyond the reasonable control of the party so affected; provided, however, that this Section 10 shall not affect the Licensee's obligations under Section 9(a) in the case of any claim, action or proceeding brought by a third party.

     11.  Injunctive Relief.

     In the event of a material breach by one party ("Breaching Party") of provisions of this Agreement relating to the Confidential Information of the other party ("Non-breaching Party"), the Breaching Party acknowledges and agrees that damages would be an inadequate remedy and that the Non-breaching Party shall be entitled to preliminary and permanent injunctive relief to preserve such confidentiality or limit improper disclosure of such Confidential Information, but nothing herein shall preclude the Non-breaching Party from pursuing any other action or remedy for any breach or threatened breach of this Agreement. All remedies under this Section 11 shall be cumulative.

     12.  Other Matters.

          (a) This Agreement is solely and exclusively between the parties hereto and, except to the extent otherwise expressly provided herein, shall not be assigned or transferred, nor shall any duty hereunder be delegated, by either party, without the prior written consent of the other party, and any attempt to so assign or transfer this Agreement or delegate any duty hereunder without such written consent shall be null and void; provided, however, that any wholly-owned subsidiary of the Licensee may use the Indexes and the Dow Jones Marks in connection with the issuance, marketing and promotion of the Products, provided that such subsidiary shall be subject to all of the terms and conditions of this Agreement applicable to the Licensee. This Agreement shall be valid and binding on the parties hereto and their successors and permitted assigns.

          (b) This Agreement, including the Schedules and Exhibits hereto (which are hereby expressly incorporated into and made a part of this Agreement), constitutes the entire agreement of the parties hereto with respect to its subject matter. This Agreement supersedes any and all previous agreements between the parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements or understandings except as provided herein.

          (c) No waiver, modification or amendment of any of the terms and conditions hereof shall be valid or binding unless set forth in a written instrument signed by duly authorized officers of both parties. The delay or failure by any party to insist, in any one or more instances, upon strict performance of any of the terms or conditions of this Agreement or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such term, condition, right or privilege, but the same shall continue in full force and effect.

          (d) No breach, default or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Agreement.

          (e) All notices and other communications under this Agreement shall be (i) in writing, (ii) delivered by hand (with written confirmation of receipt), by registered or certified mail (return receipt requested), or by facsimile transmission (with written confirmation of receipt), to the address or facsimile number set forth below or to such other address or facsimile number as either party shall specify by a written notice to the other, and (iii) deemed given upon receipt.

If to Dow Jones:    Dow Jones & Company, Inc.
U.S. Route 1 North at Ridge Road
Monmouth Junction, NJ  08852
Attn:  Michael A. Petronella
Managing Director, Dow Jones Indexes
Fax No:  609/452-3242

With a copy to:     Dow Jones & Company, Inc.
200 Liberty Street
New York, New York  10025
Attn:  Legal Department
Fax No:  212/416-2524

If to the Licensee: North Track Funds, Inc.
215 N. Main Street
West Bend, WI  53095
Attn:  Mr. Robert Tuszynski
President & CEO
Fax:  414 334 0388
Phone:  800 826-4600

          (f) This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York without reference to or inclusion of the principles of choice of law or conflicts of law of that jurisdiction. It is the intent of the parties that the substantive law of the State of New York govern this Agreement and not the law of any other jurisdiction incorporated through choice of law or conflicts of law principles. Each party agrees that any legal action, proceeding, controversy or claim between the parties arising out of or relating to this Agreement may be brought and prosecuted only in the United States District Court for the Southern District of New York, and by execution of this Agreement each party hereto submits to the exclusive jurisdiction of such court and waives any objection it might have based upon improper venue or inconvenient forum. Each party hereto hereby waives any right it may have in the future to a jury trial in connection with any legal action, proceeding controversy or claim between the parties arising out of or relating to this Agreement.

          (g) This Agreement (and any related arrangements between the parties hereto) is solely and exclusively for the benefit of the parties hereto and their respective successors, and nothing in this Agreement (and any related arrangements between the parties hereto), express or implied, is intended to or shall confer on any other person or entity (including, without limitation, any sublicensee of the Licensee hereunder or any purchaser of any Products issued by the Licensee), any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement (or any such related arrangements between the parties hereto).

          (h) Sections 6(b), 7(b) and (c) (as provided therein), 8, 9, 11 and 12(f), and this Section 12(h), shall survive the expiration or termination of this Agreement.

          (i) The parties hereto are independent contractors. Nothing herein shall be construed to place the parties in the relationship of partners or joint venturers, and neither party shall acquire any power, other than as specifically and expressly provided in this Agreement, to bind the other in any manner whatsoever with respect to third parties.

          (j) All references herein to "reasonable efforts" shall include taking into account all relevant commercial and regulatory factors. All references herein to "regulations" or "regulatory proceedings" shall include regulations or proceedings by self-regulatory organizations such as securities exchanges.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

                                   DOW JONES & COMPANY, INC.
                                   By:
                                      ------------------------------------
                                   Name:  David E. Moran
                                   Title:  President, Dow Jones Indexes

                                   NORTH TRACK FUNDS, INC.
                                   By:
                                      ------------------------------------
                                   Name:  Mr. Robert Tuszynski
                                   Title:  President & CEO

                              INDEX OF ATTACHMENTS

     SCHEDULES:

     Schedule A     Products Description

     Schedule B     License Fees

     EXHIBITS:

     Exhibit I      Disclaimer Language

     Exhibit II     Customized Index Data

                                   SCHEDULE A

                              PRODUCTS DESCRIPTION

     An investment fund (i) that is an investment company registered under the Investment Company Act of 1940, (ii) whose investment objective is to replicate the performance of an Index (except that Licensee may engage in the practice of overweighting/underweighting the components of the Index and may engage in the strategy involving investment in shares of exchange-traded funds), and (ii) that is not traded or listed on an Organized Securities Markets (as defined below) (e.g., is not exchange traded, electronically or otherwise). "Organized
                                                              ---------
Securities Market" shall mean a U.S. national securities exchange, an automated
-----------------
quotation or other electronic trading system of a U.S.-registered securities association, a foreign securities exchange or any other domestic or foreign securities market determined by Dow Jones in its reasonable judgment to constitute an Organized Securities Market. The name of the Product shall be subject to Dow Jones's prior written consent. In that regard, Dow Jones hereby consents to the names of the following two Products: North Track Dow Jones US Healthcare 100 Plus Fund and North Track Dow Jones US Financial 100 Plus Fund.

                                   SCHEDULE B

                                  LICENSE FEES

     [Intentionally Omitted]

                                   EXHIBIT I


     The [Products] are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the [Product(s)] or any member of the public regarding the advisability of investing in securities generally or in the [Product(s)] particularly. Dow Jones' only relationship to the Licensee is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the [insert relevant indexSM], which is determined, composed and calculated by Dow Jones without regard to [the Licensee] or the [Product(s)]. Dow Jones has no obligation to take the needs of [the Licensee] or the owners of the [Product(s)] into consideration in determining, composing or calculating the [insert relevant indexSM], . Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the [Product(s)] to be issued or in the determination or calculation of the equation by which the [Product(s)] are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the [Product(s)].

     DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE [insert relevant indexSM], OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY [THE LICENSEE], OWNERS OF THE [PRODUCT(S)], OR ANY OTHER PERSON OR ENTITY FROM THE USE OF [insert relevant indexSM], OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE [insert relevant indexSM], OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND [THE LICENSEE].

                                   EXHIBIT II

     Customized Index Data

     Dow Jones shall provide to Licensee the following data (collectively, the "Index Data") via, at Dow Jones's option, (i) ftp delivery or (ii) e-mail delivery

     A. Upon execution of this Licensee Agreement and payment of the fees required hereunder:

          1) A list of the component stocks comprising each of the Indexes (collectively, the "Components");

          2)   The price of each of the Components; and

          3)   The divisor and value of each of the Indexes.

     B.   From time to time, as appropriate, Dow Jones will advise Licensee of:

          1)   Changes in the Components;

          2)   Changes in the weightings of the Components;

          3) Corporate action and dividend information with respect to the Components; and

          4)   Changes to the divisor of each of the Indexes.